UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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NEONODE INC.

(Name of Registrant as Specified In Its Charter)

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NEONODE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2018

Stockholders of Neonode Inc.:

Notice is hereby given that the 2018 Annual Meeting (the “Meeting”) of Stockholders of Neonode Inc., a Delaware corporation (“Neonode”), will be held on June 7, 2018 at 3:00 p.m. local time at Neonode’s principal executive office located at Storgatan 23C, 11455 Stockholm, Sweden, to conduct the following business:

1.	To elect one Class I director to serve on the Board of Directors of Neonode for a term of three years and until the election and qualification of a successor;

2.	To approve, on an advisory basis, the compensation of Neonode’s named executive officers;

3.	To approve, on an advisory basis, the frequency of the advisory vote on executive compensation;

4.	To ratify the appointment of KMJ Corbin and Company LLP as Neonode’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

5.	To approve an amendment to the Certificate of Incorporation of Neonode to effect a reverse stock split of our common stock at a ratio in the range of 1-for-5 to 1-for-15 in the discretion of the Board of Directors of Neonode and to reduce the number of authorized shares of our common stock in a corresponding proportion to the reverse stock split;

6.	To authorize an adjournment of the Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 5; and

7.	To transact any other business that may properly come before the Meeting.

The record date for the Meeting is April 11, 2018. Only stockholders of record, or their proxies, at the close of business on that date may vote at the Meeting or any adjournment thereof.

By Order of the Board of Directors

Lars Lindqvist
Vice President, Finance, Chief Financial Officer,
Treasurer and Secretary

April ●, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on Thursday, June 7, 2018:
This notice, the proxy statement, the proxy card, and Neonode’s annual report are available at http://www.astproxyportal.com/ast/16987

NEONODE INC.

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING

This proxy statement is furnished by and on behalf of the Board of Directors of Neonode Inc., a Delaware corporation (“we”, “us”, “our”, “company,” or “Neonode”), in connection with the Annual Meeting of Stockholders of Neonode (the “2018 Annual Meeting”) to be held on June 7, 2018 at 3:00 p.m. local time at Neonode’s principal executive office located at Storgatan 23C, 11455 Stockholm, Sweden.

This proxy statement and accompanying materials are first being sent or given to stockholders on approximately April ●, 2018.

Questions and Answers About the 2018 Annual Meeting

What is the purpose of the 2018 Annual Meeting? At the 2018 Annual Meeting, stockholders will be asked to:

●	elect one Class I director to Neonode’s Board of Directors for a term of three years;

●	hold an advisory vote on the compensation of Neonode’s named executive officers (the “say-on-pay” vote);

●	hold an advisory vote on the frequency of the say-on-pay vote (the “say-on-frequency” vote);

●	ratify the appointment of KMJ Corbin and Company LLP as Neonode’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

●	To amend the Certificate of Incorporation of Neonode to (i) effect a reverse stock split of our common stock at a ratio in the range of 1-for-5 to 1-for-15, with such ratio to be determined in the discretion of the Board of Directors of Neonode and with such reverse stock split to be effected at such time and date, if at all, as determined by the Board in its discretion, and (ii) reduce the number of authorized shares of our common stock in a corresponding proportion to the reverse stock split, rounded to the nearest whole share; and

●	To approve the adjournment of the 2018 Annual Meeting if there are insufficient votes at the time of the meeting to approve the reverse stock split proposal described above.

Stockholders also may be asked to act on any other business that may properly come before the meeting. Members of our company’s management team will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote? The record date for the 2018 Annual Meeting is April 11, 2018. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. Each share of common stock and Series B Preferred Stock entitles the holder thereof to one vote on each matter properly brought before the meeting. As of the record date, 58,594,503 shares of our common stock were issued and outstanding and 83 shares of Series B Preferred Stock were issued and outstanding.

What is the difference between being a “record holder” and holding shares in “street name”? A record holder is listed as a stockholder on the share register of our company. Shares held in “street name” are held of record in the name of a brokerage firm or bank as a nominee for the benefit of another person.

Am I entitled to vote if my shares are held in “street name”? If your shares are held by a broker or bank, you are considered the beneficial owner of shares held in “street name”. If your shares are held in street name, proxy materials should be forwarded to you by the record holder if it is a broker or bank along with a voting instruction card. As the beneficial owner, you may direct your broker or bank record holder how to vote your shares, and your broker or bank is required to vote your shares in accordance with your instructions.

What is the quorum requirement? A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares eligible to vote are represented in person or by proxy at the meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank, or other nominee record holder) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Who can attend the 2018 Annual Meeting? All of our stockholders of record as of the close of business on April 11, 2018 may attend the 2018 Annual Meeting. “Street name” holders also are invited to attend the meeting; however, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or bank.

What if a quorum is not present at the meeting? If a quorum is not present at the scheduled time of the meeting, either the chairman of the meeting or a majority of the outstanding shares entitled to vote represented at the meeting may adjourn the meeting.

How many votes do I have? On each matter to be voted upon, you have one vote for each share of common stock and/or preferred stock you own as of the record date.

Can I change my vote after I submit my proxy? If you are a record holder of shares, you may revoke your proxy and change your vote at any time before your proxy is actually voted at the meeting:

●	by signing and delivering another proxy with a later date;

●	by giving written notice of such revocation to our corporation secretary prior to or at the meeting; or

●	by voting in person at the meeting.

What if I do not specify how my shares are to be voted? If you submit a proxy but do not indicate any voting instructions, the proxy holder(s) will vote in accordance with the recommendations of the Board of Directors.

How are votes counted? Votes will be counted by the inspector of election appointed for the 2018 Annual Meeting, who will separately count “for” and “against” votes, abstentions, and broker non-votes.

What is an abstention? An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal, other than the election of directors (the choices for election of directors are limited to “For” or “Withhold”).

How will abstentions be treated? Under the Bylaws of our company, abstained shares are excluded from the votes cast, so they will not be counted for or against a proposal.

What is a broker non-vote? If you are a “street name” beneficial owner but do not provide voting instructions to your broker record holder, then under applicable rules your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, it is our understanding that routine matters consist of Proposals 4, 5, and 6. A broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.” Of the items described in this proxy statement, it is our understanding that non-routine matters consist of Proposals 1, 2, and 3.

How will broker non-votes be treated? Broker non-votes will be treated as shares present for quorum purposes, but not considered entitled to vote on that matter.

What are the recommendations of the Board of Directors? The Board recommends that you vote:

●	FOR the election to the Board of Directors of the Class I nominee named in this proxy statement;

●	FOR the approval, on an advisory basis, of the compensation of the named executive officers;

●	FOR the approval, on an advisory basis, of a one-year frequency of the advisory vote on executive compensation;

●	FOR the ratification of KMJ Corbin and Company LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018;

●	FOR the approval of the amendment to the Certificate of Incorporation to (i) effect a reverse stock split of our common stock at a ratio in the range of 1-for-5 to 1-for-15, with such ratio to be determined in the discretion of the Board and with such reverse stock split to be effected at such time and date, if at all, as determined by the Board in its discretion, and (ii) reduce the number of authorized shares of our common stock in a corresponding proportion to the reverse stock split, rounded to the nearest whole share; and

●	FOR the approval of the adjournment of annual meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the reverse stock split proposal described immediately above.

How many votes are required to elect the director nominee? The affirmative vote of a plurality of the shares cast at the 2018 Annual Meeting is required to elect the Class I director. This means that the nominee who receives more affirmative votes than any other person will be elected director.

How many votes are required to approve the amendment to our Certificate of Incorporation? The affirmative vote of a majority of the shares of our stock entitled to vote at the 2018 Annual Meeting is required to approve the amendment to our Certificate of Incorporation for a reverse stock split and corresponding reduction in authorized common stock.

How many votes are required for the remaining proposals? The affirmative vote by the shares constituting a majority of the votes cast at the 2018 Annual Meeting is required to approve each remaining proposal other than Proposal 4, for which a choice of frequency rather than approval is requested.

Will any other business be conducted at the 2018 Annual Meeting? We know of no other matter that will be presented at the meeting. However, if any other matter properly comes before the stockholders for a vote at the meeting, the proxy holder(s) will vote your shares in accordance with the recommendations of the Board of Directors or otherwise at the discretion of the proxy holder(s).

Where can I find the voting results of the 2018 Annual Meeting? We intend to announce preliminary voting results at the 2018 Annual Meeting and file final results in a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) within four days of the meeting.

Proxy Solicitation

We will bear the entire cost of this proxy solicitation. Our directors, officers and regularly engaged employees may solicit proxies personally or by mail, telephone, facsimile, internet or other electronic means, for which solicitation they will not receive any additional compensation. We will reimburse brokerage firms, banks, custodians, and other fiduciaries for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Notice and Access

We are using the “Notice and Access” method of posting the proxy materials online instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including this proxy statement and our annual report, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most stockholders will not receive paper copies of the proxy materials unless they request them. Instead, a Notice and Access card, which has been mailed to our stockholders of record, provides instructions regarding how you may access or request all of the proxy materials by telephone, e-mail, or online. The Notice and Access card also instructs you how to submit your proxy via the mail or online. If you prefer to receive a paper or e-mail copy of the proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage firm or bank on your behalf in “street name”, you as beneficial owner should receive a Notice and Access card that instructs you how to provide your broker or bank with voting instructions for your shares. Most brokers and banks enable beneficial owners to provide voting instructions via the mail, online, or other means.

It is important that your shares be represented at the 2018 Annual Meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, please complete a proxy as promptly as possible so that your shares will be voted at the 2018 Annual Meeting.
This will not limit your right to vote in person or to attend the meeting.

PROPOSAL 1 — ELECTION OF CLASS I DIRECTOR

One person will be elected at the 2018 Annual Meeting of Stockholders to serve as Class I director of the Board of Directors of our company. The elected Class I director is expected to serve until the 2021 Annual Meeting of Stockholders or until a successor is duly elected and qualified, or until earlier death, resignation, or removal.

The Board of Directors has nominated Andreas Bunge for election as Class I director of the Board of Directors.

Mr. Bunge has expressed willingness to continue to serve as a member of the Board. If he becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person as may be determined by the proxy holder(s).

Biographical information about Mr. Bunge is provided under “Composition of the Board of Directors” in the Board Matters and Corporate Governance section below.

Required Vote and Recommendation

Directors are elected by a plurality of the votes of the holders of common stock and Series B Preferred Stock present in person or by proxy and entitled to vote at the meeting. Provided a quorum is present, the nominee receiving the highest number of affirmative votes will be elected as Class I director.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted “FOR” the nominee of the Board of Directors unless contrary instructions are indicated in the proxy.

The Board of Directors recommends that you vote “FOR” the election of the Board of Directors’ nominee for Class I director.

BOARD MATTERS AND CORPORATE GOVERNANCE

Composition of the Board of Directors

In accordance with our Certificate of Incorporation, the Board of Directors exclusively determines the number of directors that compose the Board. By resolution in connection with preparation for the 2018 Annual Meeting, the Board of Directors fixed the size of the Board at five members.

Also in accordance with our Certificate of Incorporation, the Board of Directors is divided into three classes. Each class has a three-year term. Currently, one member of the Board serves in Class I, one member serves in Class II, and three members serve in Class III.

Our Certificate of Incorporation provides that any vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class may serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified.

Continuing Directors and Nominees

The identities and biographies of each nominee and continuing member to the three classes of the Board of Directors serving staggered, three-year terms are as follows:

Class I Nominee for Election with Term Expiring at the 2021 Annual Meeting:

Andreas Bunge, age 57, since 2015 has been Chief Executive Officer of Merkatura AB, a private holding company, and provides business consulting for technology companies. Between January 1, 2018 and March 31, 2018, he served as our interim Chief Executive Officer. Between 2012 and 2015, he served as Chief Executive Officer of Spago Nanomedical AB (formerly Spago Imaging AB) until its public listing on Nasdaq Nordic. Between 2005 and 2012, Mr. Bunge founded and served as Chief Executive Officer of Accelerator Nordic AB, which spun-off Spago Imaging in 2012. Prior to Accelerator Nordic, he founded and served as Chief Executive Officer of Applied Sensor AB and held various managerial positions at Intentia AB. He also has served as a member of the boards of directors of numerous companies during the past 15 years. Mr. Bunge has an MSc in Engineering and Management from Linköping University.

The Board of Directors has concluded that Mr. Bunge should serve as director because of his executive experience, including as former interim chief executive officer of our company, and his understanding of engineering and technology.

Class II Director Continuing in Office with Term Expiring at the 2019 Annual Meeting:

Ulf Rosberg, age 52, currently serves as Chief Executive Officer of UMR Invest AB, a private holding company, and as Chairman of Payair Technologies AB. He previously served in various leadership positions at Nordic Capital AB from 1994 until June 2017, including as investment manager, director, partner, and most recently as senior advisor since 2012. Prior to joining Nordic Capital, Mr. Rosberg held corporate finance positions with SEB Investment Banking and Leimdörfer & Partners. He has an M.Sc. in Economics from the Stockholm School of Economics and a degree with a major in finance from New York University, Stern School of Business in New York.

The Board of Directors has concluded that Mr. Rosberg should serve as director because he was designated as a director in accordance with the Securities Purchase Agreement our company entered into as of August 2, 2017.

Class III Directors Continuing in Office with Terms Expiring at the 2020 Annual Meeting:

Åsa Hedin, age 55, has served as a non-executive board member and business advisor to Elekta AB since April 2015. She previously served as Executive Vice President Marketing and Corporate Development at Elekta between January 2013 and April 2015 and, prior to that, served as Executive Vice President for Elekta Neuroscience and President of Elekta Instrument between August 2007 and January 2013. Ms. Hedin also has held executive positions at Gambro and Siemens Healthcare. She currently serves on the Boards of Directors of Tobii AB, Nolato AB, Immunova AB, Cellavision AB, Fingerprint Cards AB, and E. Öhman J:or Fonder AB.

The Board of Directors has concluded that Ms. Hedin should serve as director because of her ability to serve as an independent member of the Board and her diverse executive background and experience on various company boards.

Per Eriksson, age 56, has served as President and Chief Executive Officer of NetEnt, AB since 2012. NetEnt is a digital entertainment company listed on Nasdaq Nordic. Prior to joining NetEnt, Mr. Eriksson served as President and Chief Executive Officer of Dustin Group and, prior to that, as head of Dell EMC EMEA for Dell Ltd. and Chief Executive Officer for Dell Sweden and the Nordics.

The Board of Directors has concluded that Mr. Eriksson should serve as director because of his eligibility to serve as an independent member of the Board and more than 25 years of experience with B2B sales in the information technology industry.

Per Eriksson is not related to Thomas Eriksson, the former President and Chief Executive Office of Neonode and former member of the Board of Directors.

Per Löfgren, age 54, has served as Vice President Global Sales and Chief Financial Officer for Segment Global Services of Ericsson AB since January 2015. He also has served as President of Ericsson AB since January 2015. From 2011 to 2014, he served as Executive Vice President and Chief Financial Officer of Ericsson North America. From 2008 until 2011, Mr. Löfgren served as President of Ericsson Sweden AB. Prior to 2008, he served in various Ericsson business units globally as a division chief financial officer, controller, marketing and other management positions.

The Board of Directors has concluded that Mr. Löfgren should serve as director because of his qualification as an audit committee financial expert, his general financial and business knowledge, and his thirty years of experience in the communications and technology industry.

Leadership of the Board of Directors

The business of our company is managed under the direction of the Board of Directors, which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the ability of the Board to act effectively as a working group so that our company and its performance may benefit. The Board does not have a lead independent director. The Board has chosen to separate the positions of chief executive officer and chairman. The Board believes that it is appropriate to have one individual responsible for our company’s operational aspects and a second individual responsible for our company’s strategic aspects.

Committees of the Board of Directors

The Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

In 2017, the Audit Committee met four times, the Compensation Committee met once, and the Nominating and Governance Committee met once. All of the directors attended at least 75% of the meetings of each committee on which he or she was then serving. In addition, the independent directors of the Board of Directors regularly meet in executive sessions.

The Board of Directors has adopted written charters for each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee. Copies of the Audit Committee Charter, Compensation Committee Charter, and Nominating and Governance Committee Charter are available on our website at http://www.neonode.com/investor-relations/corporate-governance/. The information contained on our website is not part of and is not incorporated by reference into this proxy statement. Each of the committees has the authority under its respective charter to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

The Board of Directors has determined that each of our current directors meet applicable SEC and Nasdaq rules and regulations regarding “independence” and are able to exercise independent judgment with respect to our company. The Board also has determined that each director on the respective committee meets the independence requirements of each charter of the Audit Committee, Compensation Committee, and Nominating and Governance Committee. While he served as interim Chief Executive Officer of our company between January 1, 2018 and March 31, 2018, however, Mr. Bunge was precluded from being independent and did participate or vote in any committee meetings.

Audit Committee. The current members of the Audit Committee are Åsa Hedin, Per Löfgren, and Ulf Rosberg. Mr. Löfgren is Chairman of the Audit Committee. Ms. Hedin was appointed to the Audit Committee in 2017 following the expiration of Mats Dahlin’s service on the Board upon the 2017 Annual Meeting of Stockholders. Mr. Rosberg was appointed to the Audit Committee in 2018 following the resignation of John Reardon from the Board effective December 31, 2017. The Board of Directors has determined that Mr. Löfgren qualifies as an “audit committee financial expert”, as defined in SEC rules.

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), oversees our company’s corporate accounting and financial reporting process, the audits of our company’s financial statements, and the integrity of financial reports and other financial information provided by our company to the government and the public. The Audit Committee’s authority and responsibilities are specified in its charter and include the following:

●	determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

●	reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

●	discussing with management and with the independent registered public accounting firm the results of the annual audit and the results of the quarterly financial statements;

●	reviewing the financial statements to be included in the Annual Report on Form 10-K;

●	conferring with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; and

●	establishing procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. The current members of the Compensation Committee are Andreas Bunge, Åsa Hedin, and Ulf Rosberg. Ms. Hedin is Chairman of the Compensation Committee. Each of the current members were appointed to the Compensation Committee following the 2017 Annual Meeting of Stockholders. Prior to then, the members of the Compensation Committee were Mats Dahlin, Per Löfgren, and John Reardon.

The Compensation Committee reviews all components of executive officer and director compensation. The Compensation Committee’s authority and responsibilities are specified in its charter and include the following:

●	reviewing and approving the compensation and other terms of employment of the chief executive officer;

●	reviewing and approving corporate performance objectives and goals relevant to the compensation of the chief executive officer;

●	reviewing and approving the compensation and other terms of employment of the other executive officers; and

●	administering and reviewing incentive-based or equity compensation plans of the executive officers and other employees.

In addition, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as various compensation policy issues throughout the year. For executives other than the chief executive officer, the Compensation Committee receives and considers performance evaluations and compensation recommendations submitted to the Compensation Committee by the chief executive officer. In the case of the chief executive officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The agenda for meetings of the Compensation Committee typically is determined by its chairman, with the assistance of the chief executive officer and chief financial officer. For equity grants, the Compensation Committee selects an exercise price that is not less than the closing price of shares of our common stock on The Nasdaq Capital Market on the grant date.

To perform its duties, the Compensation Committee has the authority to retain or terminate any consulting firm used to evaluate director or executive compensation, and to determine and approve the terms, costs and fees for such engagements. The Compensation Committee did not retain such a consultant in 2017 and has not engaged such a consultant for 2018.

Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Andreas Bunge, Åsa Hedin, and Per Löfgren. Mr. Bunge is Chairman of the Nominating and Governance Committee. Mr. Bunge and Mr. Hedin were appointed to the Nominating and Governance Committee following the 2017 Annual Meeting of Stockholders replacing Mats Dahlin and John Reardon.

The Nominating and Governance Committee’s authority and responsibilities are specified in its charter and include the following:

●	developing and recommending to the Board of Directors criteria for selecting qualified director candidates;

●	identifying individuals qualified to become members of the Board of Directors;

●	evaluating and selecting, or recommending to the Board of Directors, director nominees for each election of directors;

●	considering committee member qualifications, appointment, and removal;

●	recommending codes of conduct and codes of ethics applicable to our company; and

●	providing oversight in the evaluation of the Board of Directors and each committee.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and possessing personal integrity and ethics. The Nominating and Governance Committee also considers factors such as whether a candidate possesses relevant expertise upon which to be able to offer advice and guidance to management, has sufficient time to devote to the affairs of our company, has demonstrated excellence in his or her field, has the ability to exercise sound business judgment, and has the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Governance Committee retains the right to modify these qualifications from time to time.

The Nominating and Governance Committee does not have a specific policy with respect to the consideration of diversity in identifying director nominees. Candidates are reviewed in the context of the current composition of the Board of Directors and whether it reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Governance Committee seeks to have a Board with a diversity of background and experience.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Governance Committee reviews the director’s overall service to our company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the director’s independence or judgment. In the case of new director candidates, the Nominating and Governance Committee determines whether the candidate will be independent pursuant to applicable SEC and Nasdaq rules and regulations. The Nominating and Governance Committee may conduct appropriate and necessary inquiries into the backgrounds and qualifications of current or possible nominees. To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates a candidate as described above for nominees based on whether the candidate was recommended by a stockholder. Since the beginning of 2017, there have been no material changes to the procedures by which stockholders may recommend director candidates.

Stockholders may directly nominate a person for director only by complying with the procedure set forth in the Bylaws of our company, which in summary requires that the stockholder submit the name of the nominee in writing to our corporation secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting. Nominations may be mailed or delivered to Corporation Secretary, Neonode Inc., Storgatan 23C, 11455 Stockholm, Sweden, at least six months prior to any meeting at which directors are to be elected. As described in more detail in the Bylaws of our company, nominations must include the full name of the nominee, complete biographical information of the nominee including a description of business experience for at least the previous five years, a description of the nominee’s qualifications for director, and a representation that the nominating stockholder is a beneficial owner or record holder of shares of our stock. Any such submission must be accompanied by the written consent of the nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating and Governance Committee has not received any director nominations from our stockholders.

Meetings of the Board of Directors

The Board of Directors met five times during 2017. Each director attended 75% or more of the meetings of the Board.

Although our company does not have a policy requiring their attendance, members of the Board of Directors are encouraged to attend the annual meeting of stockholders. Five of the six members of the Board at the time attended, in person or telephonically, last year’s 2017 Annual Meeting of Stockholders. We have been informed that each member of the Board intends to attend, either in person or telephonically, this year’s 2018 Annual Meeting.

Director Compensation

Prior to October 1, 2017, the annual retainer for the non-employee directors, other than Mr. Bystedt (as described below), was $48,000.

Effective October 1, 2017, the Board reduced the annual retainer for all directors to $10,000.

Directors do not receive per-meeting fees. The members of the Board also are eligible for reimbursement for their expenses incurred in attending Board meetings.

None of our directors received stock option awards in 2017.

Until October 1, 2017, the annual retainer for Mr. Bystedt for serving as Chairman of the Board was 624,000 Swedish Kronor (“SEK”) (approximately $96,000 in 2011 when his annual chairmanship fee was established). In addition, we contributed approximately 5% of Mr. Bystedt’s compensation to a Swedish pension organization. Mr. Bystedt resigned from the Board effective February 12, 2018.

The following table lists the compensation paid to non-employee directors for their services as members of the Board for the fiscal year ended December 31, 2017. Compensation paid to Thomas Eriksson is presented as part of the “Summary Compensation Table” below. Payments are made in our local currency; accordingly, for purposes of this table, compensation has been converted to US Dollars at an approximate weighted average exchange rate of 8.54 SEK to one US Dollar.

Name	Fees Earned or Paid in Cash	Option Awards	All Other Compensation		Total
Per Bystedt	$80,103	—	$ 3,260	(1)	$83,363
Mats Dahlin(2)	$36,000	—	—		$36,000
Per Löfgren	$41,466	—	—		$41,466
John Reardon	$41,466	—	—		$41,466
Andreas Bunge(3)	$1,658	—	—		$1,658
Per Eriksson(4)	$1,658	—	—		$1,658
Åsa Hedin(4)	$1,658	—	—		$1,658
Ulf Rosberg(3)	$1,658	—	—		$1,658

(1)	Represents matching contributions to a Swedish defined contribution plan

(2)	The term of Mr. Dahlin ended upon the 2017 Annual Meeting on October 3, 2017.

(3)	Appointed to the Board on September 13, 2017.

(4)	Elected to the Board at the 2017 Annual Meeting on October 3, 2017.

Communication with the Board of Directors

Stockholders, or anyone else wishing to contact the Board of Directors directly, may send a written communication to Corporation Secretary, Neonode Inc., Storgatan 23C, 11455 Stockholm, Sweden. Our corporation secretary will forward such correspondence only to the intended recipients, whether the entire Board or only an individual member of the Board. However, prior to forwarding any correspondence, our corporation secretary may review such correspondence and, at his discretion, may not forward certain items if deemed to be of a commercial nature or in bad faith.

Risk Oversight

Management continually monitors the material risks facing our company. The Board of Directors is responsible for exercising oversight of management’s identification of, planning for, and managing these risks, which include financial, technological, competitive, and operational risks. The Board periodically reviews and considers the relevant risks faced by our company.

Code of Ethics

The Board of Directors has adopted the Code of Business Conduct applicable to our officers, directors, and employees. The Code of Business Conduct contains a separate Code of Ethics that applies specifically to our company’s chief executive officer and senior financial officers. The Code of Business Conduct, including the Code of Ethics, is available on our website at http://www.neonode.com/investor-relations/corporate-governance/. If we amend or waive the Code of Business Conduct or Code of Ethics with respect to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will post the amendment or waiver on our website. The information contained on our website is not part of and is not incorporated by reference into this this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of such reports and written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2017 all of our directors, executive officers, and greater than ten percent beneficial owners have complied with the reporting requirements of Section 16(a).

PROPOSAL 2 — ADVISORY VOTE ON
NAMED EXECUTIVE OFFICERS COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, provides stockholders the opportunity to express their views on the compensation of the named executive officers, which for 2017 consisted of Thomas Eriksson and Lars Lindqvist. The Board of Directors has determined that our company will hold a nonbinding, advisory “say-on-pay” vote every year until the next required advisory vote on the frequency of such vote, which is occurring by means of Proposal 3 at this 2018 Annual Meeting of Stockholders.

Our compensation programs are designed to attract and retain key executives responsible for the success of our company and are administered in the long-term interests of our company and our stockholders. In deciding executive compensation, the Board and Compensation Committee seek to emphasize the enhancement of stockholder value and deliver a total compensation package in a cost-effective manner.

For 2017, the Compensation Committee acted conservatively with respect to executive compensation by awarding neither bonuses nor equity compensation to the named executive officers. In addition, no perquisites were paid to the named executive officers in 2017.

The Board of Directors believes that the compensation paid to the named executive officers for 2017 was reasonable and appropriate.

Accordingly, stockholders are being asked to vote on the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the stockholders of Neonode Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Neonode Inc.’s Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the summary compensation table and the other related tables and disclosure.”

Required Vote and Recommendation

Approval of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock and Series B Preferred Stock present in person or by proxy and entitled to vote at the meeting. This vote is advisory and therefore is not binding. However, the Board of Directors and the Compensation Committee will review the voting results and take them into account in making decisions regarding future compensation of the named executive officers.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted “FOR” Proposal 2 unless contrary instructions are indicated in the proxy.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 3 — ADVISORY VOTE ON
THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers, such as Proposal 2 included in this proxy statement. By voting with respect to this Proposal 3, which we refer to as the advisory vote on executive compensation, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

The Board of Directors believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company and therefore the Board recommends that stockholders vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend a vote for a frequency of every year, the Board considered that a one-year frequency has become the standard frequency for public companies and that an annual vote affords our stockholder greater opportunity to provide feedback to the management team of our company and the Board.

Required Vote and Recommendation

Holders of shares of our common stock and Series B Preferred Stock present in person or by proxy and entitled to vote at the meeting have the opportunity to choose among four options (every three, two, or one years, or abstaining) as to the frequency of the advisory vote on executive compensation. Stockholders therefore will not be voting to approve or disapprove the recommendation of the Board of Directors.

Because the vote is advisory, it is not binding on our company, the Board of Directors, or the Compensation Committee. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the frequency chosen by our stockholders.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted “FOR” one year unless contrary instructions are indicated in the proxy.

The Board of Directors recommends that you vote for the option of every one year as the preferred frequency for the advisory vote on executive compensation.

EXECUTIVE OFFICERS

Information about our current and former executive officers is as follows:

Name	Title	Executive Officer between
Håkan Persson	Chief Executive Officer	April 2018 to present
Andreas Bunge	(Former) Interim Chief Executive Officer	January 2018 to March 2018
Thomas Eriksson	(Former) President and Chief Executive Officer	April 2009 to December 2018
Lars Lindqvist	Vice President, Finance, Chief Financial Officer, Treasurer and Secretary	August 2014 to present

Håkan Persson, age 57, became Chief Executive Officer of our company effective April 1, 2018. He previously served from November 2013 through January 2018 as Chief Executive Officer of Precise Biometrics AB, which provides fingerprint software and mobile smart card readers for digital authentication of identity and is publicly listed on Nasdaq Nordic. Prior to that, he served during 2013 as Interim Manager Linux operations at Enea AB, an information technology company which provides operating systems and related services. Prior to that, he served from 2010 to 2012 as Chief Executive Officer of Scalado AB, which provides imaging technologies, applications, and services to the mobile industry. In addition, Mr. Persson has previously served in executive positions at various public and private companies including IBM, Aspiro AB, Telelogic AB, and Telia Mobile International.

Andreas Bunge biographical information is provided under “Composition of the Board of Directors” in the Board Matters and Corporate Governance section above.

Thomas Eriksson, age 47, served as President of Neonode from June 2015 and as Chief Executive Officer of Neonode from January 2011 until his resignation from both positions on December 31, 2017. He also served as a director of Neonode from December 2009 until his resignation in February 2018. Mr. Eriksson was one of the founders of our company in 2001. Prior to joining Neonode, Mr. Eriksson founded several companies with products ranging from car electronics test systems and tools to GSM/GPRS/GPS-based fleet management systems including M2M applications and wireless modems.

Lars Lindqvist, age 60, has served as an executive officer of Neonode since August 2014. Upon becoming an executive officer, Mr. Lindqvist resigned as a member of the Board of Directors of Neonode, a position he had held since November 2011. Prior to becoming an executive officer of our company, Mr. Lindqvist served as a management consultant to LQ Consulting GmbH since January 2013, interim Chief Executive Officer of 24 Mobile Advertising Solutions AB from June 2012 to December 2012, interim Chief Executive Officer of ONE Media Holding AB from April 2011 to May 2012, and Chief Financial Officer for Mankato Investments AG Group from June 2005 to March 2011. In addition, Mr. Lindqvist was Chief Financial Officer of Microcell OY, a Finnish ODM of mobile phones, from August 2002 to May 2005, and he was Chief Financial Officer of Ericsson Mobile Phones from May 1995 to July 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation earned by the executive officers of our company during the year ended December 31, 2017 (the “named executive officers”). Our executives are compensated in Swedish Kronor (“SEK”); accordingly, for purposes of this table compensation paid in SEK has been converted to US Dollars at an approximate weighted average exchange rate of 8.54 and 8.55 SEK to one US Dollar for the years ended December 31, 2017 and 2016 respectively.

Name and Principal Position	Year	Salary(2)	Bonus	Option Awards	All Other Compensation(3)	Total
Thomas Eriksson	2017	$329,258	—	—	$31,971	$361,229
Chief Executive Officer(1)	2016	$219,983	—	—	$29,172	$249,155

Lars Lindqvist	2016	$202,289	—	—	$25,249	$227,538
Chief Financial Officer	2015	$176,655	—	—	$25,804	$202,459

(1)	Mr. Eriksson resigned as Chief Executive Officer effective December 31, 2017.
(2)	Includes cash payments of approximately $59,000 and $10,000 to Mr. Eriksson and $27,000 and $1,000 to Mr. Lindqvist in lieu of vacation time for 2017 and 2016 respectively. Also includes, for Mr. Eriksson, compensation in January 2018, at an average exchange rate of 8.105 SEK to one US Dollar, related to his resignation of employment consisting of one-month salary of $18,500, as required by Swedish law, and cash payment for accrued and unused vacation time of $41,000.
(3)	Represents matching contributions to Swedish defined contribution plan.

Employment Agreements

On March 5, 2014, our company entered into an employment agreement with Mr. Eriksson. Under his employment agreement, Mr. Eriksson was entitled to receive a monthly salary of 150,000 SEK (approximately $17,500 monthly in 2017). Mr. Eriksson’s employment agreement also provided that he was eligible to receive a discretionary annual bonus up to 1,000,000 SEK (approximately $117,000 in 2017) and may participate in other bonus and stock option programs. In addition, Mr. Eriksson was eligible to receive health care, pension, and other benefits available to Neonode’s Swedish employees. His employment agreement contained other customary Swedish employment and post-termination provisions.

On August 5, 2014, our company entered into an employment agreement with Mr. Lindqvist. Under his employment agreement, Mr. Lindqvist is entitled to receive a monthly salary of 125,000 SEK (approximately $15,000 monthly in 2017). Mr. Lindqvist’s employment agreement also provides that he is eligible to receive a discretionary annual bonus of up to 50% of his total yearly salary and may participate in other bonus and stock option programs. In addition, Mr. Lindqvist is eligible to receive health care, pension, and other benefits available to Neonode’s Swedish employees. His employment agreement contains other customary Swedish employment and post-termination provisions.

On April 1, 2018, Håkan Persson became Chief Executive Officer of our company. In advance of the commencement of his service, our company entered into an employment agreement Mr. Persson on February 12, 2018. Under his employment agreement, Mr. Persson is entitled to receive a monthly salary of 166,000 SEK (approximately $20,500 monthly). His salary will be reviewed in February 2019 and thereafter on an annual basis. Mr. Persson further will be entitled to receive a yearly bonus during 2019 and in each subsequent year up to a maximum of 50% of his total yearly salary based on his performance as Chief Executive Officer and the financial performance of our company. His employment agreement contains other customary Swedish employment and post-termination provisions.

The summaries of the employment agreements described above are qualified in their entirety by reference to the actual agreements, copies of which are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by the named executive officers as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Thomas Eriksson	40,000	(1)	—	$4.15	3/03/2018
	239,000	(2)	—	$4.25	4/26/2019

Lars Lindqvist	20,000	(1)	—	$4.15	3/03/2018
	90,000	(2)(3)	—	$4.25	4/26/2019
	10,000	(3)(4)		$6.21	1/08/2021

(1)	Fully vested on the March 3, 2015 grant date.
(2)	One-third vested on the April 26, 2012 grant date and the remaining two-thirds vested monthly over the subsequent twenty-four months.
(3)	Represents award granted on April 26, 2012 as a member of the Board of Directors.
(4)	One-third vested one year after the January 8, 2014 grant date and the remaining two-thirds vested monthly over the subsequent twenty-four months.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

Under the terms of Mr. Persson’s employment agreement, either our company or he may terminate his employment with six months’ notice, during which time he will be entitled to receive his monthly salary and all other employment benefits.

Mr. Lindqvist is not entitled to any severance or other additional benefits upon termination of his employment with our company.

In addition, the terms of the outstanding option award agreements held by the named executive officers do not contain a provision that would accelerate the option if the employment of the executive officer is terminated for any reason.

Severance and Other Benefits Upon Change of Control

Mr. Persson and Mr. Lindqvist are not contractually entitled to any severance or other additional benefits upon termination of their employment in connection with the change in control of our company.

In addition, the terms of the outstanding option award agreements held by named executive officers do not contain provisions that would accelerate their options if their employment is terminated in connection with a change in control of our company.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KMJ Corbin and Company LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and the Board is asking stockholders to ratify that selection. A representative of KMJ Corbin and Company LLP is not expected to be present at the 2018 Annual Meeting.

Although ratification is not required by the Bylaws of our company or otherwise, the Board of Directors considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of KMJ Corbin and Company LLP for ratification by stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee at its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company.

Required Vote and Recommendation

Ratification of the appointment of KMJ Corbin and Company LLP as our company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock and Series B Preferred Stock present in person or by proxy and entitled to vote at the meeting.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted FOR Proposal 4 unless contrary instructions are indicated in the proxy.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KMJ Corbin and Company LLP as Neonode’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table lists aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016, by KMJ Corbin and Company LLP, our company’s independent registered public accounting firm.

	2017	2016
Audit Fees	$202,000	$246,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$202,000	$246,000

Audit Fees represent aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of the condensed consolidated financial statements included in our quarterly reports, and the review of registration statements including consents provided therewith and related matters.

Pre-Approval of Audit and Non-Audit Services

Pursuant to applicable law, and as set forth in the terms of its charter, the Audit Committee of the Board of Directors is responsible for appointing, setting compensation for, and overseeing the work of our company’s independent registered public accounting firm. Any audit or non-audit services proposed to be performed are considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such services. All of the fees earned by KMJ Corbin and Company LLP described above were attributable to services pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Neonode assists the Board of Directors in its oversight of Neonode’s accounting and financial reporting process and interacts directly with and evaluates the performance of Neonode’s independent registered public accounting firm.

Management is responsible for Neonode’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Neonode’s consolidated financial statements and assessment of Neonode’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Neonode for the fiscal year ended December 31, 2017 with management and KMJ Corbin and Company LLP. The Audit Committee also discussed with KMJ Corbin and Company LLP the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from KMJ Corbin and Company LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board with respect to KMJ Corbin and Company LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KMJ Corbin and Company LLP their independence from Neonode and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements of Neonode be included in Neonode’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the Securities and Exchange Commission on March 8, 2018.

THE AUDIT COMMITTEE
Per Löfgren, Chairman
Åsa Hedin,
Ulf Rosberg

The foregoing Report of the Audit Committee is not soliciting material, shall not be deemed filed with the Securities and Exchange Commission and shall not be incorporated by reference in any filing of Neonode under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 5 — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCOPROATION FOR REVERSE SPLIT AND CORRESPONDING REDUCTION IN AUTHORIZED COMMON SHARES

Introduction

The Board of Directors of our company has adopted, subject to receiving the approval of our stockholders, an amendment to our Amended and Restated Certificate of Incorporation, as amended and restated (the “Certificate of Incorporation”) to (i) effect a reverse stock split (the “Reverse Split”) of common stock of our company at a ratio of between 1-for-5 and 1-for-15, with such ratio to be determined at the sole discretion of the Board and with such Reverse Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion prior to the 2019 Annual Meeting of Stockholders, and (ii) reduce the number of authorized shares of common stock of our company in a corresponding proportion to the Reverse Split, rounded to the nearest whole share. The form of proposed amendment to the Certificate of Incorporation to effect the Reverse Split and corresponding reduction in authorized shares of common stock is attached as Appendix A to this proxy statement. However, the text of the proposed amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and the Board deems necessary or advisable to effect the proposed amendment to the Certificate of Incorporation.

By approving this proposal, stockholders will approve a series of changes to the Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including five and fifteen would be combined into one share of our common stock, and the total number of authorized shares of common stock will be reduced by a corresponding proportion from 100,000,000 shares to between 20,000,000 shares (in the event of a 1-for-5 Reverse Split) and 6,666,667 shares (in the event of a 1-for-15 Reverse Split), and authorize the Board of Directors of our company to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected. The Board believes that stockholder approval of amendment granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of our company and its stockholders. The Board may effect only one Reverse Split as a result of this authorization. The Board may also elect not to do any Reverse Split. The Board’s decision as to whether and when to effect the Reverse Split will be based on a number of factors, including market conditions, existing and expected trading prices for our common stock, and the continued listing requirements of The Nasdaq Capital Market. Although our stockholders may approve the Reverse Split, we will not effect the Reverse Split if the Board does not deem it to be in the best interests of our company and its stockholders. The Board will not effect the Reverse Split after the date of the 2019 Annual Meeting of Stockholders.

The Reverse Split will take effect, if at all, after it is approved by our stockholders holding a majority of the shares of our common stock outstanding on the record date, is deemed by the Board to be in the best interests of our company and its stockholders, and after filing the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Background

Our common stock is currently listed on The Nasdaq Capital Market. In order for our common stock to continue to be listed on The Nasdaq Capital Market, we must satisfy various listing maintenance standards established by The Nasdaq Stock Market (“Nasdaq”). If we are unable to meet The Nasdaq Capital Market requirements, our common stock will be subject to delisting.

Under Nasdaq’s continued listing requirements for The Nasdaq Capital Market, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive business days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive business days during the 180 calendar days following notification by Nasdaq, our common stock would be subject to delisting by Nasdaq.

On December 27, 2017, Nasdaq notified us that the bid price of our common stock had closed below the required $1.00 per share for 30 consecutive trading days, and, accordingly, that we did not comply with the applicable Nasdaq minimum bid price requirement. We have been provided 180 calendar days by Nasdaq, or until June 25, 2018, to regain compliance with this requirement.

In the event we are not in compliance with the minimum bid price requirement by June 25, 2018, we may be afforded a second 180 calendar days period. To qualify, we would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, we would be required to provide written notice of our intention to cure the minimum bid price deficiency during the second 180 day compliance period by effecting a reverse stock split, if necessary.

Accordingly, to increase the share price of our common stock, the Board of Directors adopted resolutions, subject to approval by our stockholders, to amend the Certificate of Incorporation to effect a Reverse Split of our common stock at a ratio in the range of 1-for-5 to 1-for-15, such ratio to be determined in the discretion of the Board of Directors of our company.

Purpose of the Proposed Reverse Split

The Board’s primary objective in proposing the Reverse Split is to raise the per share trading price of the common stock. The Board believes that the Reverse Split will result in a higher per share trading price, which is intended to enable us to maintain the listing of our common stock on The Nasdaq Capital Market and generate greater investor interest in our company.

If the Reverse Split is approved by our stockholders and implemented by the Board, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the Reverse Split by our stockholders and implementation by the Board, there can be no assurance that the Reverse Split will result in our meeting and maintaining the $1.00 minimum bid price requirement indefinitely. The effect of the Reverse Split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split due to, among other reasons, our performance and other factors which may be unrelated to the number of shares outstanding. The common stock could also be delisted from The Nasdaq Capital Market due to our failure to comply with one or more other Nasdaq rules.

Effect on Outstanding Common Stock and Authorized Common Stock

The following table illustrates the effects of a 1-for-5, 1-for-10 and 1-for-15 Reverse Split on our outstanding common stock as of April 11, 2018 (without giving effect to any adjustments for factional shares), and corresponding reduction in the number of authorized shares of our common stock:

	Prior to Reverse Split	1-for-5	1-for-10	1-for-15
Common Stock:
Outstanding	58,594,503	11,718,900	5,859,450	3,906,300
Authorized	100,000,000	20,000,000	10,000,000	6,666,667

The table above illustrates three potential ratios of the Reverse Split. The Board, however, may select any ratio between 1-for-5 and 1-for-15 for the Reverse Split.

No fractional shares will be issued in connection with the Reverse Split. Instead, any stockholder of record who would have been entitled to receive a fractional share as a result of the process will be entitled to cash in lieu of the fractional share.

The Reverse Split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interests in our company or proportionate voting power, except for minor adjustment due to the non-issuance of any fractional share.

The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as a “going private transaction” covered by Rule 13e-3 under the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act immediately following the Reverse Split.

Effect on Equity Awards and Warrants

If the Reverse Split is implemented, the number of shares of common stock subject to outstanding options and warrants issued by our company, and the number of shares reserved for future issuance under our company’s 2006 Equity Incentive Plan and the 2015 Stock Incentive Plan, will be reduced by the same ratio as the reduction in the common stock. Correspondingly, the exercise price for individual outstanding options and warrants, on a per share basis, will be proportionally increased (i.e., the aggregate exercise price for all outstanding options and warrants will be unaffected, but following a Reverse Split such exercise price will apply to a reduced number of shares). As of the record date for the 2018 Annual Meeting, there were outstanding (i) stock options to purchase an aggregate of 1,756,000 shares of common stock at a weighted average exercise price of $4.20 per share, and (ii) warrants representing the right to acquire an aggregate of 11,163,677 shares of common stock. Assuming, for example, a 1-for-5 Reverse Split, the number of shares covered by outstanding options and warrants will be reduced to one-fifth the number currently issuable, and the exercise price will be increased by five times the current exercise price.

Effect on Preferred Stock

Our company currently has 1,000,000 shares of preferred stock authorized with designations for Series A Preferred Stock and Series B Preferred Stock. As of April 11, 2018, there were no shares of Series A Preferred Stock outstanding and 83 shares of Series B Preferred Stock outstanding. The amendment will have no effect on the authorized and outstanding shares of preferred stock of our company.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the Reverse Split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the Reverse Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Split because there will be fewer shares of common stock outstanding.

Possible Disadvantages of Reverse Split

Even though the Board believes that the potential advantages of the Reverse Split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a Reverse Split:

●	The reduced number of shares of our common stock resulting from a Reverse Split could adversely affect the liquidity of our common stock.

●	A Reverse Split could result in a significant devaluation of our market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

●	A Reverse Split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100, including due to increased brokerage commissions.

●	There can be no assurance that the market price per new share of our common stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Split. For example, based on the closing market price of our common stock on April 11, 2018 of $0.43 per share of common stock, if the stockholders approve this proposal and the Board selects and implements a Reverse Split ratio of 1-for-5, there can be no assurance that the post-split market price of our common stock would be $2.15 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split and, in the future, the market price of our common stock following the Reverse Split may not exceed or remain higher than the market price prior to the proposed Reverse Split.

●	While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

●	If the Reverse Split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Reverse Split is approved by our stockholders, the Reverse Split would become effective at such time as it is deemed by the Board of Directors of our company to be in the best interests of our company and its stockholders and we file the amendment to the Certificate of Incorporation with the Secretary of State of Delaware. Even if the Reverse Split is approved by our stockholders, the Board has discretion not to carry out or to delay in carrying out the Reverse Split. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

If you hold shares of common stock in a book-entry form as of the effective time of the Reverse Split, you will receive a transaction statement at your address of record from our transfer agent as soon as practicable after the effective time indicating the number of shares of common stock you hold post-Reverse Split.

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form as of the effective time of the Reverse Split, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-Reverse Split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the Reverse Split, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

Stockholders holding our common stock in “street name” through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you should contact your nominee.

Fractional Shares

Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the Reverse Split is not evenly divisible, based on the Reverse Split ratio approved by the Board, will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from our transfer agent, upon receipt by our transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of all old certificate(s), in an amount per share equal to the product obtained by multiplying (a) the closing price per share of our common stock on the effective date for the Reverse Split as reported on the Nasdaq by (b) the fraction of the share owned by the stockholder, without interest. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment.

Criteria to be Used for Decision to Apply the Reverse Split

In the event that approval for the Reverse Split is obtained, the Board of Directors of our company will be authorized to proceed with the Reverse Split. If our stock closes at a bid price equal to or greater than $1.00 for the ten business days, the Board may delay its decision to execute the Reverse Split indefinitely. In that case, if at any time during the period following the 2018 Annual Meeting but before the 2019 Annual Meeting of Stockholders the stock price falls below $1.00 for a 30 day period and therefore fails to comply with the applicable minimum listing requirements of The Nasdaq Capital Market, then the Reverse Split may be executed as a cure for this condition.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendment to the Certificate of Incorporation to effect the Reverse Split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Split

The following discussion summarizes certain material U.S. federal income tax consequences relating to the participation in the Reverse Split by a U.S. holder (as defined below). This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will not be sustained by a court. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of our common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Split.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person.

The Reverse Split should be treated as a recapitalization for U.S. federal income tax purposes, and subject to the limitations and qualifications set forth in this discussion and the discussion below regarding the treatment of cash paid in lieu of fractional shares, the following U.S. federal income tax consequences should result from the Reverse Split:

●	a U.S. holder should not recognize gain or loss on the deemed exchange of shares pursuant to the Reverse Split;

●	the aggregate tax basis of the shares deemed received by a U.S. holder in the Reverse Split should be equal to the aggregate tax basis of the shares deemed surrendered in exchange therefor (excluding any portion of such basis that is allocated to any fractional share of our shares); and

●	the holding period of the shares received by a U.S. holder in the Reverse Split should include the holding period of the shares deemed surrendered therefor.

Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our shares surrendered to the shares of our share received pursuant to the Reverse Split. Holders of shares of our shares acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. holder who receives cash in lieu of fractional shares in the Reverse Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the stockholder’s adjusted tax basis allocable to the fractional shares unless the distribution of cash is treated as having the effect of a distribution of dividend, in which case the gain will be treated as dividend income to the extent of our current accumulated earnings and profits as calculated for U.S. federal income tax purposes. Stockholders are urged to consult their own tax advisors to determine whether a stockholder’s receipt of cash has the effect of a distribution of a dividend.

Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our common stock pursuant to the Reverse Split in the case of certain U.S. Holders. In addition, U.S. Holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers (in the case of individuals, their social security number) in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Required Vote and Recommendation

Approval of the amendment to the Certificate of Incorporation to effect a Reverse Split of our common stock at a ratio in the range of 1-for-5 to 1-for-15, such ratio to be determined in the discretion of the Board of Directors, and to reduce the number of authorized shares of our common stock in a corresponding proportion to the Reverse Split, rounded to the nearest whole share, requires the affirmative vote of a majority of both (i) the holders of shares of our common stock outstanding, and (ii) the holders of shares of our common stock and Series B Preferred Stock outstanding.

Abstentions and broker non-votes will have the same effect as votes against this proposal, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted FOR Proposal 5 unless contrary instructions are indicated in the proxy.

The Board of Directors recommends that you vote “FOR” the approval of the amendment to the Certificate of Incorporation to effect a Reverse Split of our common stock at a ratio in the range of 1-for-5 to 1-for-15 in the discretion of the Board and to reduce the number of authorized shares of our common stock in a corresponding proportion to the Reverse Split.

PROPOSAL 6 — GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE ANNUAL MEETING
IF NECESSARY TO SOLICIT ADDITIONAL PROXIES

Although it is not expected, the 2018 Annual Meeting may be adjourned for the purpose of soliciting additional proxies. Any such adjournment of the 2018 Annual Meeting may be made without notice, other than by the announcement made at the meeting, by approval of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the 2018 Annual Meeting, whether or not a quorum exists. We are soliciting proxies to grant discretionary authority to proxy holder(s) to adjourn the 2018 Annual Meeting, if necessary, for the purpose of soliciting additional proxies in favor of Proposal No 5 relating to the reverse stock split and corresponding reduction in authorize common stock. The proxy holder(s) will have the discretion to decide whether or not to use the authority granted to them pursuant to this Proposal No. 6 to adjourn the 2018 Annual Meeting.

Required Vote and Recommendation

Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast by the holders of shares of our common stock and Series B Preferred Stock present in person or represented by proxy at the 2018 Annual Meeting and entitled to vote on this matter.

Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum. Properly executed and unrevoked proxies will be voted FOR Proposal 6 unless contrary instructions are indicated in the proxy.

The Board of Directors recommends that you vote “FOR” the proposal to grant proxy holder(s) the discretionary authority to adjourn the 2018 Annual Meeting to solicit additional proxies in favor of Proposal No. 5 if necessary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K as promulgated by the SEC. A related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a more than five percent voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board of Directors.

In determining whether to approve or ratify a related person transaction, the Board of Directors will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board of Directors deems relevant.

Since the beginning of 2016, except as noted below, there have been no related person transactions, and there are no such transactions currently proposed, in respect of our company within the scope of Items 404(a) and 404(d) of Regulation S-K as promulgated by the SEC. Neonode does not have a parent company.

On August 11, 2016, we entered into a Securities Purchase Agreement with institutional and accredited investors as part of a private placement pursuant to which we issued a total of 8,627,352 shares of common stock, and warrants to purchase shares of our common stock, for an aggregate purchase price of $7.9 million in net proceeds. The total number of shares included 213,676 shares, and warrants to purchase 106,808 shares of common stock, issued to Thomas Eriksson, our former Chief Executive for gross proceeds of approximately $250,000. To satisfy Nasdaq rules, Mr. Eriksson paid a higher price, $1.17 per share, for his 213,676 shares of common stock than all non-affiliated investors, who paid $1.00 per share.

Between January 1, 2018 and March 31, 2018, Andreas Bunge served as our interim Chief Executive Officer. Through our Swedish subsidiary, Neonode Technologies AB, we entered into a consulting agreement on February 12, 2018 with Mr. Bunge’s private holding company, Merkatura AB. The purpose of the consulting agreement was to compensate Mr. Bunge for his service as interim Chief Executive Officer. Under the terms of the consulting agreement. we agreed to pay a fee of SEK 126,000 (approximately US$15,500) per month for Mr. Bunge’s services as interim Chief Executive Office for the three months of his service.

Director Independence

The Board of Directors has determined that each of Messrs. Bunge, Eriksson, Löfgren, and Rosberg, and Ms. Hedin, is an independent director within the meaning of the applicable rules of Nasdaq. The Board is composed of a majority of independent directors and, as described under “Committees of the Board of Directors” in the Board Matters and Corporate Governance section above, each established committee of the Board — the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee — is comprised solely of independent directors. While he served as interim Chief Executive Officer of our company between January 1, 2018 and March 31, 2018, however, Mr. Bunge was precluded from being independent and did participate or vote in any committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table presents certain information as of April 11, 2018 regarding the beneficial ownership of shares of our common stock by: (i) principal stockholders known by us to be beneficial owners of more than five percent of common stock; (ii) each director and nominee for director; (iii) each of the named executive officers, as identified under “Summary Compensation Table” in the Executive Compensation section above; and (iv) all of our current directors and executive officers as a group. To our knowledge, none of the beneficial owners listed below owned shares of our preferred stock as of April 11, 2018.

Percentage ownership is based on 58,594,586 shares, representing the aggregate number of shares of our common stock and Series B Preferred Stock outstanding as of April 11, 2018. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of outstanding options and warrants held by that person that are exercisable at the present time or within 60 days of April 11, 2018 are considered outstanding; however, these shares are not considered outstanding when computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Neonode Inc., Storgatan 23C, 11455, Stockholm Sweden.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Class
AWM Investment Company, Inc.(1)	3,080,979	7.5%
c/o Special Situations Funds 527 Madison Avenue Suite 2600 New York, NY 10022

Peter Lindell(2)	3,500,000	5.8%
Lilla Erstagatan 6, 116 28 Stockholm, Sweden

Ulf Rosberg(3)	4,283,872	7.3%

Andreas Bunge(4)	750,000	1.3%

Per Löfgren(5)	45,000	*

Per Eriksson	8,600	*

Åsa Hedin	0	*

Håkan Persson(5)	300,000	*

Lars Lindqvist(5)	170,000	*

Thomas Eriksson(5)(6)(7)	2,466,900	4.2%

All Current Directors and Executive Officers as a Group (7 persons)	5,537,472	9.4%

*	Less than 1%
(1)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by AWM Investment Company, Inc. with respect to the beneficial ownership of shares of our common stock as of December 31, 2017.
(2)	Based upon information contained in a Schedule 13G filed with the SEC on August 18, 2017 with respect to the beneficial ownership of shares of our common stock as of August 11, 2017.
(3)	Held by UMR Invest AB, an entity beneficially owned by Mr. Rosberg.
(4)	Held by Merkatura AB, an entity beneficially owned by Mr. Bunge.
(5)	Includes 239,000, 30,000, 300,000 and 100,000 shares of our common stock that Messrs. Eriksson, Löfgren, Persson and Lindqvist, respectively, have the right to acquire beneficial ownership of through the exercise of outstanding stock options.
(6)	Based upon information contained in a Form 4/A filed with the SEC on August 19, 2016 by Mr. Eriksson and records available to our company.
(7)	Includes 2,121,062 shares of our outstanding common stock and 106,838 shares issuable upon exercise of a purchase warrant held by Wirelesstoys AB, an entity beneficially owned by Mr. Eriksson.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents information regarding securities authorized for issuance under equity compensation plans as of December 31, 2017:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by securityholders(2)	1,756,000	$4.20	1,655,000
Equity compensation plans not approved by securityholders	—	—	—
Total	1,756,000	$4.20	1,655,000

(1)	Refer to Note 9 “Stock-Based Compensation” in the Notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for additional information about our equity compensation plans and arrangements.
(2)	Includes the 2006 Equity Incentive Plan and the 2015 Stock Incentive Plan. However, the 2006 Equity Incentive Plan has expired with respect to future issuances.

ADDITIONAL INFORMATION

Annual Report

On March 8, 2018, we filed with the SEC our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. A copy of our annual report is being made available to all stockholders along with this proxy statement. The Notice and Access card provided to stockholders contains instructions on how to access this proxy statement and our annual report. The Notice and Access card also contains instructions as to how to obtain a paper or e-mail copy of the proxy materials.

Our filings with the SEC are accessible on our company website at http://www.neonode.com/investor-relations/sec-filings/. The information contained on our website is not part of and is not incorporated by reference into this proxy statement.

We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Requests should be directed to our corporation secretary at our principal executive office at Storgatan 23C, 11455 Stockholm, Sweden.

Stockholder Proposals

From time to time, stockholders present proposals that may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting of stockholders. To be included in the proxy statement for our 2018 Annual Meeting of Stockholders, proposals must be received by us no later than December ●, 2018 and otherwise must comply with SEC rules governing inclusion of such proposals. Any proposal received after December ●, 2018 will be untimely, in accordance with SEC rules and regulations.

Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in the Bylaws of our company, which in summary requires notice in writing to our corporation secretary be delivered or mailed to, and received at, our principal executive office not less than 60 days nor more than 90 days prior to the anniversary of the prior year’s annual meeting. Each such stockholder notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the matter desired to be brought before the annual meeting and the reasons for bringing such matter before the annual meeting; (2) the name and address, as they appear on our company’s books, of the stockholder proposing such business; (3) the class and number of shares of our company which are beneficially owned by the stockholder; (4) any material interest of the stockholder in such business; and (5) any other information that is required to be provided by the stockholder pursuant to applicable SEC rules. For information regarding nominating candidates for election as directors, refer to description under “Committees of the Board of Directors” in the Board Matters and Corporate Governance section above.

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to be entitled to submit a separate proxy or voting instruction.

If you share the same last name and address with another of our stockholders who also holds his or her shares directly, and you each wish to start householding for our annual reports and proxy statements, please contact our corporation secretary at our principal executive offices at Storgatan 23C, 11455 Stockholm, Sweden, or by calling us at 46 (0) 8 667 17 17.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

In addition, some broker and bank record holders who hold shares of our common stock for beneficial owner street name holders may be participating in the practice of householding proxy statements and annual reports. If your household receives a single set of proxy materials for this year, but you prefer to receive your own copy, contact us as stated above, and we will promptly send you a copy. If a broker or bank holds shares of our common stock for your benefit and you share the same last name and address with another stockholder for whom a broker or bank holds shares of our common stock, and together both of you prefer to receive only a single set of our disclosure documents, contact your broker or bank as described in the voter instruction card or other information you received from your broker or bank.

Directions to Annual Meeting Location

All of our stockholders of record as of the close of business on April 11, 2018 may attend the 2018 Annual Meeting. “Street name” holders also are invited to attend the meeting; however, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or bank.

If you do attend the 2018 Annual Meeting at our office in Stockholm, most people will find it easiest to take the train or a taxi from the Stockholm Arlanda Airport. The train (the Arlanda express) takes approximately twenty minutes to the central station, and from there take a taxi to our office. If you want to take the subway, the nearest station is Östermalmstorg. The address of our office where the 2018 Annual Meeting will be held is Storgatan 23C (Östermalmstorg).

Other Matters

The Board of Directors of our company knows of no matters to be presented for stockholder action at the 2018 Annual Meeting other than as set forth in this proxy statement. However, other matters may properly come before the 2018 Annual Meeting or any adjournment or postponement thereof. In the event that other matters properly come before the 2018 Annual Meeting, the proxy holder(s) will vote as recommended by the Board or, if no recommendation is given, at the discretion of the proxy holder(s).

APPENDIX A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEONODE INC.

NEONODE INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The original name of the Corporation was SBE, Inc. The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is September 4, 1997.

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), so that effective [●](1), every [●](2) shares of the Corporation’s Common Stock (the “Common Stock”) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, no fractional shares of Common Stock shall be issued. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

THIRD: Section A of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is [●](3) shares, of which [●](4) shares will be Common Stock, par value $0.001 per share, and One Million (1,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 444,541 shares shall be designated as Series A Preferred Stock and 54,425 shares shall be designated as Series B Preferred Stock.”

(1)	Date or event of effectiveness as determined by the Board prior to the 2019 Annual Meeting of Stockholders.
(2)	Any number selected by the Board between and including five to fifteen (the “Reverse Split Ratio Number”).
(3)	The sum of 1,000,000 (representing the authorized shares of Preferred Stock) and the number corresponding to footnote (4) immediately below.
(4)	The authorized number of shares of Common Stock will be reduced to a number equal to 100,000,000 divided by the Reverse Split Ratio Number (rounded to the nearest whole share).